Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MK GOLD COMPANY

MK Gold Company, a Delaware corporation (the “Company”), hereby certifies that a resolution amending Article Fourth, Section 1 of the Certificate of Incorporation of the Company to read in its entirety as follows has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law:

“FOURTH: Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Company is authorized to issue is 135,000,000 shares, consisting of 125,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.”

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer as of May 12, 2004.

MK GOLD COMPANY

By:	/s/ John C. Farmer

John C. Farmer Chief Financial Officer and Secretary